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                                                                      EXHIBIT 16



June 14, 2000




Board of Directors
Mojave Southern, Inc.
2949 E. Desert Inn, Suite 1D
Las Vegas, NV 89121



Dear Board,

Our firm has not been involved in any litigation with Mojave Southern, Inc. and the Company does not have an outstanding balance to date for services rendered by our firm. In addition, we did not have any disputes with the Company's management which could not be resolved regarding the Company's accounting principals, auditing procedures, or similarly significant items.

If you have any further question, please contact me at (702) 367-1988.

Sincerely,


/s/ KURT D. SALIGER, CPA
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Kurt D. Saliger, CPA